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                            SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C.  20549


                          FORM 8-K


         CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934


                       Date of Report      October 17, 1995


            PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
       (Exact name of registrant as specified in its charter)


    New Jersey      1-9120                 22-2625848
(State or other       (Commission           (I.R.S. Employer
jurisdiction of       File Number)         Identification No.)
incorporation)


80 Park Plaza, P. O. Box 1171
     Newark, New Jersey                          07101-1171
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: 201-430-7000


         PUBLIC SERVICE ELECTRIC AND GAS COMPANY
    (Exact name of registrant as specified in its charter)


New Jersey             1-973                   22-1212800
(State or other      Commission             (I.R.S. Employer
jurisdiction of     File Number)          Identification No.)
incorporation)


80 Park Plaza, P. O. Box 570
     Newark, New Jersey                          07101-0570
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code:  201-430-7000

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Item 5.   Other Events.
------   ------------

    The following information updates certain matters previously reported to the Securities and Exchange Commission under Item 1 - Business of Part I of the Annual Report on Form 10-K for 1994 and Part II of the Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 of Public Service Electric and Gas Company (PSE&G) and its parent, Public Service Enterprise Group Incorporated (Enterprise).

Nuclear Operations
------------------

Salem

    As previously reported, Salem Unit 1 and Unit 2 were taken out of service on May 16, 1995 and June 7, 1995, respectively. PSE&G subsequently informed the Nuclear Regulatory Commission (NRC) of its determination to keep the Salem Units shut down pending review and resolution of certain equipment and management issues, and NRC agreement that each unit is sufficiently prepared to restart. On June 9, 1995, the NRC issued a Confirmatory Action Letter documenting these commitments by PSE&G.

    PSE&G, as previously reported, is engaged in a thorough assessment of Salem to identify the scope of work necessary to achieve safe, sustained and reliable operation. PSE&G has stated that it will keep the units off line until it is satisfied that they are ready to return to service and operate reliably over the long term.

    PSE&G has completed its rigorous examination of Salem
Unit 1 and its assessment of Unit 2 is continuing. Work on the 46 systems critical to Salem 1 is continuing, including those common with Unit 2, with more than 25% of necessary work activities completed and many others initiated. While PSE&G had previously estimated that Salem 1 would return to service in the first quarter 1996, as a result of its completed assessment, PSE&G now expects the Unit to return in the second quarter of 1996, assuming receipt of required NRC authorization, as to which no assurance can be given.



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Nuclear Operations (Continued)
------------------------------

The work scope assessment for Unit 2 is currently scheduled for completion in November 1995 for both Units. PSE&G expects to present its final work scope assessment of both Units to the NRC in mid-December 1995. Since, as previously indicated, some of the work being performed relates to systems serving both Units, the additional time needed for Unit 1 does not necessarily mean that the current second quarter 1996 return estimate for Unit 2 will be also extended, although no assurance can be given. As previously disclosed, during the outages Unit 1 will undergo a previously scheduled refueling outage and Unit 2 will undergo a partial refueling which will allow PSE&G to eliminate a full refueling outage for Unit 2 scheduled for 1996.

    PSE&G now estimates that its share of additional 1995 operating and maintenance expenses associated with Salem restart activities will amount to approximately $22 million, or a total of $111 million of operating and maintenance expenses for the year. The increase in the estimate results from additional overtime expenses projected through year-end. Additional costs for 1996 (net of previously budgeted amounts for the previously scheduled 1996 refueling outage) will not be determined until after the assessment of Unit 2 is complete and final restart plans are developed. Replacement power costs incurred while the units are out of service are expected to be approximately $5 million per month, per Unit. In addition, PSE&G currently anticipates that the 1995 aggregate capacity factor of its five nuclear units will be approximately 63%, below the 65% minimum annual standard established by the BPU, resulting in a penalty of approximately $2.3 million.

    As previously reported, PSE&G has recently undertaken a number of nuclear senior management changes. PSE&G is committed to achieving high standards of safety and operational performance for its nuclear program. PSE&G's objective is to restart and run the Salem plants in accord with these standards so as to assure long-term reliability and reduce overall production costs in order to provide customers serviced by Salem with reliable and economic energy.


    On October 10, 1995, Enterprise received a letter from a representative of a purported shareholder demanding that it commence legal action against certain of its officers and directors with regard to the current Salem shutdown.
Enterprise is presently considering the matter.

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                                   SIGNATURE
                                   ---------

    Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

              PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                              (Registrant)

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                              (Registrant)


             By                 R. EDWIN SELOVER
         ---------------------------------------
                            R. Edwin Selover
                    Vice President and General Counsel
               Public Service Enterprise Group Incorporated
                Senior Vice President and General Counsel
                 Public Service Electric and Gas Company

Date: October 18, 1995


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